WGM GROUP
PLANNING ▪ SURVEYING ▪ ENGINEERING ▪ DESIGN

May 11, 2009

Eric Sauve, President
Grant Hartford Corporation
c/o David Rodli Law Offices
2001 S. Russell
Missoula, MT 59806

RE: Release of data and maps created for Commonwealth Resources to Grant Hartford Corp.

Dear Eric:

WGM Group, Inc. hereby consents that all data, documents, maps, and exhibits created for Commonwealth Resources may be released to Grant Hartford Corporation for their use, subject to the approval of the release by Commonwealth Resources.

Sincerely,
WGM Group, Inc.

Brent A. Campbell, P.E.
President / CEO

3021 PALMER STREET ▪ P.O. BOX 16027 ▪ MISSOULA, MT 59808-6027
TEL: 406.728.4611 ▪ FAX: 406.728.2476 ▪ WWW.WGMGROUP.COM

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